EXHIBIT 99.1

DIMON Incorporated Tel: 804 792 7511 512 Bridge Street Post Office Box 681 Danville, VA 24543-0681 USA
FOR IMMEDIATE RELEASE	Contact:	Ritchie L. Bond
(804) 791-6952
October 12, 2001

DIMON Announces Private Offering of Senior Notes

Danville, VA - DIMON Incorporated (NYSE: DMN) today announced that it proposes to make a private offering of $175 million in aggregate principal amount of Senior Notes due 2011. The company intends to use the proceeds of the proposed offering to repay its seasonally adjusted lines of credit and its existing senior revolving credit facility. In connection with the offering, the company expects to enter into a $175 million revolving credit facility that will replace the existing facility. The transactions are expected to close by October 31.

The securities proposed to be offered have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities. No assurance can be given that the proposed offering can be completed on acceptable terms.

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